Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated March 15, 2013, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 of NorthStar Healthcare Income, Inc., which is incorporated by reference in this Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-170802) and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

New York, New York
December 23, 2013